Exhibit 99.1

Energy XXI Announces Signing of Purchase And Sale
Agreement on Grand Isle Gathering System For $245 Million

HOUSTON – June 22, 2015 (GLOBE NEWSWIRE)– Energy XXI (Nasdaq: EXXI) today announced it has executed a purchase and sale agreement to monetize the Grand Isle Gathering System (“GIGS”) to CorEnergy Infrastructure Trust, Inc. (“CorEnergy”) for $245 million in cash plus the assumption of abandonment liabilities related to the assets. Concurrently with the sale, Energy XXI will enter into an operating lease agreement whereby it will continue to have access to and operate the pipeline assets, which consist of gathering and transportation pipelines in the shallow waters of the Gulf of Mexico, as well as the Grand Isle terminal located onshore adjacent to Energy XXI’s shore base operations . Under the terms of the lease agreement, Energy XXI will retain any revenues generated from transporting third party volumes. The transaction is expected to close prior to June 30, 2015, taking current liquidity to nearly $1 billion.

“The monetization of the GIGS pipeline assets is another important step in executing the strategy we communicated to our investors.” Chairman, President and Chief Executive Officer John Schiller said. “Continuing to maintain operatorship of the GIGS is important to us, ensuring transportation of a significant portion of our production.”

KeyBank Capital Markets Inc. served as the exclusive financial advisor to Energy XXI.

Inquiries of the Company

Greg Smith

Vice President, Investor Relations

713-351-3149

gsmith@energyxxi.com

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Kim Pinyopusarerk

Manager, Investor Relations

713-351-3028

kpinyo@energyxxi.com

Forward-Looking Statements

All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, our ability to integrate acquisitions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. Energy XXI assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

About the Company

Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore. To learn more, visit the Energy XXI website at www.EnergyXXI.com.

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